Exhibit 99.1

Northwest Pipe Company Announces Second Quarter 2020 Financial Results

•	Gross profit of $13.0 million increased 57.7% year-over-year
•	Net income of $0.61 per diluted share; adjusted net income of $0.45 per diluted share
•	Restarted production at the Company’s San Luis Río Colorado facility in June; all facilities are now operating through the COVID-19 pandemic
•	Settled insurance claims associated with the fire at the Company’s Saginaw facility in April 2019
•	Operating cash flows drove an increase in cash and cash equivalents to $19.2 million
•	Solid bidding environment resulted in backlog of $159 million; $246 million including confirmed orders, a 10% increase from the prior quarter

VANCOUVER, Washington—August 4, 2020—Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced its financial results for the second quarter ended June 30, 2020. The Company will broadcast its second quarter 2020 earnings conference call on Wednesday, August 5, 2020 at 7:00 a.m. PDT.

Second Quarter 2020 Results

Net sales increased 1.1% to $70.0 million in the second quarter of 2020 from $69.2 million in the second quarter of 2019 due to a $12.4 million contribution from the Company’s recently acquired Geneva Pipe Company, Inc. (“Geneva”) operations. Legacy revenue decreased from the second quarter of 2019 due to a 31% decrease in tons produced as a result of the shut-down of the Company’s San Luis Río Colorado (“SLRC”) facility and changes in project timing, which were partially offset by a 20% increase in selling price per ton.

Gross profit increased 57.7% to $13.0 million, or 18.5% of net sales, in the second quarter of 2020 from $8.2 million, or 11.9% of net sales, in the second quarter of 2019 primarily due to improved product pricing in the Company’s steel pressure pipe business and the margin contribution from Geneva. This was partially offset by decreased production volume as well as costs associated with the shut-down of the Company’s SLRC facility. Since lifting restrictions previously imposed, the Mexican authorities have allowed for weekly increases to the Company’s workforce beginning in June. Additionally, as a result of the fire at the Company’s Saginaw facility in April 2019, $1.8 million of business interruption insurance recovery was recorded in the second quarter of 2020, compared to $3.2 million of incremental production costs in the second quarter of 2019.

Net income was $6.0 million, or $0.61 per diluted share, in the second quarter of 2020 compared to $3.0 million, or $0.31 per diluted share, in the second quarter of 2019. After considering non-recurring items, adjusted net income was $4.4 million, or $0.45 per diluted share, in the second quarter of 2020, compared to $5.4 million, or $0.55 per diluted share, in the second quarter of 2019. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Backlog represents the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe projects. Backlog was approximately $159 million as of June 30, 2020 compared to $170 million as of March 31, 2020 and $180 million as of June 30, 2019. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“confirmed orders”). Backlog including confirmed orders was $246 million as of June 30, 2020 compared to $224 million as of March 31, 2020 and $276 million as of June 30, 2019.

Management Commentary

“Our SLRC Mexico facility was ordered to be shut-down by the Mexican authorities in early April due to COVID-19 and was idle for the majority of the second quarter, which had an overall adverse impact on our revenue and gross profit,” said Scott Montross, President and CEO of Northwest Pipe Company. “As of June 1st, we received authorization to resume partial operations at SLRC and are working toward normal production levels. We are pleased to now be operating all of our production facilities through the pandemic. Although second quarter revenue in our legacy business was lower year-over-year due to the shut-down of the SLRC facility and changes in job timing, bidding activity has remained strong, which resulted in an improved backlog and strong precast order book. Due to the complex nature of the impact of COVID-19 on the economy, it is difficult to make forward-looking projections on our revenue and margins though we firmly believe the structure of our business remains solid.”

Balance Sheet Details

Total cash and cash equivalents were $19.2 million as of June 30, 2020, up from $9.7 million as of March 31, 2020 primarily due to changes in working capital which more than offset cash outflows for capital expenditures and debt service.

As of June 30, 2020, the Company had $15.4 million of outstanding term loan borrowings and no borrowings under its revolving line of credit with additional borrowing capacity of $55.1 million.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s second quarter 2020 financial results will be held on Wednesday, August 5, 2020 at 7:00 a.m. PDT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company's website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately one hour after the event and will remain available until Wednesday, August 19, 2020 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 internationally and entering the replay access code: 10146390.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is the largest manufacturer of engineered steel water pipeline systems in North America. The Company produces high-quality engineered steel water pipe, precast and reinforced concrete products through Geneva Pipe and Precast, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe, as well as custom linings, coatings, joints, and one of the largest offerings of fittings and specialized components in North America. The Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and pipeline rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Geneva and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, the impacts of recent U.S. tax reform legislation on the Company’s results of operations, the adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, natural disasters, and the impact of pandemics, epidemics, or other public health emergencies, such as the recent outbreak of coronavirus disease 2019 (“COVID-19”), and other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company
(360) 397-6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829-5400

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$69,971	$69,203	$138,894	$131,846
Cost of sales	57,013	60,985	116,357	117,057
Gross profit	12,958	8,218	22,537	14,789
Selling, general, and administrative expense	5,584	4,705	13,529	8,952
Operating income	7,374	3,513	9,008	5,837
Other income	1,059	25	658	184
Interest income	11	3	33	7
Interest expense	(262)	(120)	(481)	(251)
Income before income taxes	8,182	3,421	9,218	5,777
Income tax expense	2,184	447	2,656	638
Net income	$5,998	$2,974	$6,562	$5,139

Net income per share:
Basic	$0.61	$0.31	$0.67	$0.53
Diluted	$0.61	$0.31	$0.67	$0.53

Shares used in per share calculations:
Basic	9,792	9,736	9,771	9,736
Diluted	9,808	9,753	9,832	9,745

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$19,206	$31,014
Trade and other receivables, net	39,204	38,026
Contract assets	74,902	91,186
Inventories	35,425	30,654
Prepaid expenses and other	3,809	4,159
Total current assets	172,546	195,039
Property and equipment, net	108,789	99,631
Operating lease right-of-use assets	29,645	7,683
Goodwill	22,985	-
Intangible assets, net	11,424	1,231
Other assets	6,323	6,661
Total assets	$351,712	$310,245

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,133	$-
Accounts payable	13,014	15,493
Accrued liabilities	11,876	12,150
Contract liabilities	4,731	12,281
Current portion of operating lease liabilities	2,340	1,642
Total current liabilities	35,094	41,566
Long-term debt	12,032	-
Operating lease liabilities	26,428	6,247
Deferred income taxes	12,202	4,265
Other long-term liabilities	10,448	10,009
Total liabilities	96,204	62,087

Stockholders' equity	255,508	248,158
Total liabilities and stockholders’ equity	$351,712	$310,245

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net income, as reported	$5,998	$2,974	$6,562	$5,139
Adjustments for non-recurring items:
Acquisition-related transaction costs	67	9	2,584	9
Saginaw fire incremental production costs (insurance recoveries), net	(1,791)	3,247	(1,399)	3,247
Saginaw fire gain on property and equipment replacement	(951)	-	(951)	-
Amortization of acquired intangibles	519	-	865	-
Acquisition-related inventory charges	-	-	266	-
Estimated tax impact of non-recurring items	539	(851)	(341)	(851)
Adjusted net income	$4,381	$5,379	$7,586	$7,544

Diluted net income per share, as reported	$0.61	$0.31	$0.67	$0.53

Adjusted diluted net income per share	$0.45	$0.55	$0.77	$0.77